Exhibit 3.1


Chapman and Cutler
111 West Monroe Street
Chicago, Illinois  60603
March 5, 1997
National Financial Services Corporation
82 Devonshire Street N7A
Boston, Massachusetts  02109-3614
Re: Fidelity Defined Trusts - Municipal Income Trust, Series 1
Gentlemen:
We have served as counsel for National Financial Services Corporation, as Sponsor and Depositor (the "Depositor") of Fidelity Defined Trusts - Municipal Income Trust, Series 1 (the "Fund") in connection with the preparation, execution and delivery of a Trust Agreement dated March 5, 1997 and a Standard Terms and Conditions of Trust dated March 5, 1997 (collectively, the "Indenture") each of which are between National Financial Services Corporation, as Depositor and Portfolio Supervisor, Muller Data Corporation, as Evaluator and The Chase Manhattan Bank, as Trustee, pursuant to which the Depositor has delivered to and deposited the Securities listed in Schedule A to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing units of fractional undivided interest in and ownership of the Fund created under said Trust Agreement.
In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.
Based upon the foregoing, we are of the opinion that:
 1. the execution and delivery of the Indenture and the execution and issuance of certificates evidencing the Units in the Fund have been duly authorized; and
 2. the certificates evidencing the Units in the Fund when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Indenture, will constitute valid and binding obligations of the Fund and the Depositor in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-21085) relating to the Units referred to above, to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.
Respectfully submitted,
Chapman and Cutler
MJK/cjw